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                                                                    EXHIBIT 99.1

                                 NATURADE, INC.
                      14370 MYFORD ROAD O IRVINE, CA 92606
                       (714) 573-4800 o FAX (714) 573-4818
                         E-MAIL: SKASPRISIN@NATURADE.COM

NEWS
#2005-1                      FOR:     NATURADE (OTC BB: NRDC)
                             CONTACT: Steve Kasprisin, COO/CFO, Naturade, Inc.
                                      (714) 573-4800 ext. 206

         NATURADE, INC. COMPLETES $4 MILLION FINANCING WITH LAURUS FUNDS

IRVINE, CA - 28 JULY 05 - Naturade, Inc. (OTC BB: NRDC), a leading supplier of natural products to improve consumer health announced today the closing of a $4.0 million convertible financing facility with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York based institutional equity fund that specializes in making direct investments in growth-stage public companies. The $4 million facility consists of a $1.0 million 3-year term note and a $3.0 million revolving line of credit based on eligible accounts receivable and inventory. The financing is convertible into shares of NRDC common stock at $0.80 per share (subject to adjustment to protect against dilution). In addition, NRDC granted Laurus Funds a common stock option to purchase up to 8,721,375 shares of NRDC common stock at $0.02. A portion of the proceeds of the financing were used to retire the Company's existing bank facility while the remainder will be utilized for working capital and acquisition financing.

      The Company's financing facility with Laurus Funds consist of a term loan and revolving loans, which allows for maximum borrowings of up to $ 4.0 million based on certain percentage of eligible accounts receivable and inventories at an interest rate of prime plus 2% per annum, subject to certain reductions based upon growth in the Company's stock price. The financing facility has a term of three years ending on July 26, 2008. The Company is subject to certain reporting covenants such as the

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                                                                    EXHIBIT 99.1

#2005-1 - $4 MILLION FINANCING WITH LAURUS FUNDS - PAGE 2

timely filing of financial reports with the Securities and Exchange Commission, monthly financial reporting deadlines and collateral reporting.

      "The Laurus credit facility will enable Naturade to focus on business expansion and take us well beyond the day-to-day management of cash flow by supporting growth internally and through acquisition," said Bill Stewart, Naturade CEO. "We chose Laurus Funds from several other alternatives because they offered us a flexible credit instrument. We are exceptionally pleased to have a financing partner who can support our long-term vision of maintaining and growing our portfolio of leading natural brands marketed under the Naturade umbrella."

      The Company also announced today the completion of two acquisitions and a corporate reorganization. Additional details about these events can be found in the Form 8-K filed by Naturade, Inc. with the Securities and Exchange Commission on July 28, 2005. See Naturade press release 2005-2 to be issued 29 July 2005 for additional details on the acquisitions and corporate reorganization. For additional details about Laurus Funds financing, see Form 8-K to be filed by Naturade, Inc. with the Securities and Exchange Commission on August 1, 2005.

      Headquartered in Irvine, Calif., Naturade - since 1926 -- has been well known for its commitment to improve the health and well being of consumers with innovative, natural products. Naturade's focus is on building consumer recognizable brands backed by strong science and making them widely available through mass merchandiser and club stores, drug and food stores, health food stores and natural supermarkets throughout the U.S. and Canada, including Wal*Mart, Sam's Club, Walgreen, Kroger, Albertsons, GNC, Vitamin Shoppe, Whole Foods and Wild Oats. Its premier brand, Naturade Total Soy(R), is a line of meal replacement powders for weight loss and cholesterol reduction. Well known for over 50 years of leadership in soy protein, the Company also markets a complete line of Naturade(R) brand protein boosters for low carbohydrate dieters and a line of safe, natural weight loss products under the Diet Lean(TM) brand name. The company recently gained

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                                                                    EXHIBIT 99.1

#2005-1 - $4 MILLION FINANCING WITH LAURUS FUNDS - PAGE 3

national distribution for its ReVivex(TM) line of products for arthritis pain relief and joint health as the first brand available in U.S. retail stores to offer the new clinically tested ingredient Celadrin(R). Naturade's other brands include Calcium Shake(TM), Power Shake(R) and Expec(R), For more information, go to: www.naturade.com

      All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, marketing or sales, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: the fact that our accountants have expressed doubt about our ability to continue as a going concern related to an expectation of further losses and future needs for financing and access to borrowing, changing consumer preferences for diet and nutritional products, our dependence on key customers, our dependence on third-party manufacturers, government regulations that could affect our products, our ability to identify suitable strategic partners, our ability to successfully integrate companies we acquire into our operations, without substantial costs, delays or other difficulties, our ability to identify suitable targets for future acquisitions, our ability to grow internally, the adequacy of the $4.0 million convertible financing facility with Laurus Funds in supporting our internal growth and potential future acquisitions, our ability to obtain additional financing for potential future acquisitions, competition, our dependence on key personnel, labeling or promotion risks associated with the mass market, the effect of closely controlled stock, the pace of technological change, possible interruptions in our business resulting from the U.S. government's response to terrorism, variability of quarterly results, product liability exposure, reduced sales in the dietary supplement industry, the effect of adverse publicity, our ability to protect our intellectual property, the rate of consumer acceptance of new product introductions, stock price volatility, and other risk factors that may be detailed from time to time in the company's documents filed with the Securities and Exchange Commission. Naturade does not undertake any obligation to update these forward-looking statements for actual results and future events, and does not intend to do so.

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